Cole Credit Property Trust IV, Inc. Announcement: Initial Public Offering Closing COMMUNICATION TO DUE DILIGENCE OFFICERS AND FINANCIAL ADVISORS AFFILIATED WITH COLE CREDIT PROPERTY TRUST IV, INC. SELLING GROUP MEMBERS NOT FOR FURTHER DISTRIBUTION The Board of Directors of Cole Credit Property Trust IV, Inc. (CCPT IV) has approved the closing of the primary portion of CCPT IV’s initial public offering on February 28, 2014. A Form 8-K including this announcement was filed today with the Securities and Exchange Commission. Following the close of its primary offering, CCPT IV intends to continue selling shares of common stock pursuant to its distribution reinvestment plan (DRIP). As of October 25, 2013, CCPT IV had accepted investors’ subscriptions for, and issued, approximately 147.6 million shares of common stock in the offering (including shares issued pursuant to the DRIP), resulting in gross proceeds of approximately $1.5 billion. Your firm has been an important part of the selling group and we appreciate your efforts to support CCPT IV’s fundraising. Over the coming weeks, we will provide you with regular updates on the status of CCPT IV. Please feel free to contact us at 866-907-2653 with any questions. Sincerely, Jeff Holland, CFA ® President and Chief Operating Officer Learn More » Cole Credit Property Trust (CCPT IV) is Closing February 28th, 2014 CCPT IV is a non-listed REIT that invests primarily in high-quality commercial properties net-leased to investment-grade and other creditworthy tenants.  View Prospectus »  View Fact Sheet »  View Brochure »

FOR FINANCIAL PROFESSIONAL USE ONLY Not for Further Distribution Please do not forward this electronic communication. This email is neither an offer to sell nor a solicitation of an offer to buy interests in any Cole Capital Program. This email is intended for the recipient only and may not be forwarded or redistributed in any way. Offerings are made only to qualified investors by means of a Prospectus. Securities distributed by affiliate broker-dealer: Cole Capital Corporation, Member FINRA/SIPC. © 2013 Cole Capital Advisors, Inc. All rights reserved.